Exhibit 99.1

Natrol Continues To Strengthen Senior Executive Team:

Craig Cameron Appointed New Chief Operating Officer

CHATSWORTH, CA, March 14, 2006 — Natrol Inc. (NASDAQ: NTOL), a premier manufacturer and distributor of nationally branded nutritional products, today announced the appointment of Craig Cameron as the Company’s new Chief Operating Officer effective April 1, 2006.  Mr. Cameron joins the executive management team led by President and Chief Executive Officer, Wayne Bos.

“As we carefully consider our path to expansion, we must strengthen our management capabilities.  Craig is an outstanding businessman, and a valuable addition to the executive team,” stated Wayne Bos, President and Chief Executive Officer.  “His senior management experience is exemplary.  Craig has a successful track record in growing businesses—from start-up companies to blue chip, multinational corporations.”  Bos added, “At Natrol, he will develop systems and disciplines to ensure achievement of our growth plans.  I am delighted to welcome Craig to the Company.”

Mr. Cameron’s professional background includes 23 years of international executive management experience in sales, marketing, strategy, operations, and R&D.  During his 16-year career with NCR Corporation, he served as senior managing director in Japan, managing director of New Zealand, director of marketing in Canada, and head of corporate strategy in the United States.

More recently, Mr. Cameron served as head of strategy and marketing for Telstra Corporation (Australia’s largest telecommunications company).  He subsequently became Chief Executive Officer of Advantra, a $300MM joint venture company of IBM, Lend Lease and Telstra.

“I’m excited to join Natrol and work with the executive team at this pivotal time of change.  Natrol has a solid operating base and infrastructure that can be enhanced and leveraged for growth.  I’m confident that careful planning and diligent execution will lead to great success for our business.”

Mr. Cameron holds a Bachelor’s Degree in Civil Engineering from the University of Queensland, Australia.  He also is a graduate of the Wharton Business School Executive Development Program, and the INSEAD Executive Development Program (Singapore).

I.                                         ABOUT NATROL

Founded in 1980, Natrol, Inc. (NASDAQ:  NTOL) is a diversified nutrition company that manufactures and markets premium-branded nutritional products, functional teas and sports fitness products under the Natrol®, Laci Le Beau® Tea and Prolab® Sports Nutrition labels.  Natrol markets more than 200 nutritional products designed to meet a wide range of consumer needs.  The products are available at more than 50,000 food, drug, mass market and independent health food stores, catalogs and Internet sites, gyms and specialty stores nationally and in select foreign countries.  For more information, visit www.natrol.com.

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The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward looking statements. Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward looking statements include adverse trends in the dietary supplements industry, intense competition, adverse effects of unfavorable publicity regarding particular products or the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, the Company experiencing high rates of product returns, and adverse government regulation, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s other filings with Securities and Exchange Commission.

Contact:  Teri Lim

Natrol, Inc.

(818) 739-6000 x583